As filed with the Securities and Exchange Commission on July 24, 2000
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          THE GOLDMAN SACHS GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Delaware                                      13-4019460

       (State or Other Jurisdiction of       (I.R.S. Employer Identification
         Incorporation or Organization)                   Number)

                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000

              (Address of Registrant's Principal Executive Offices)

                     GOLDMAN SACHS EMPLOYEES' PROFIT SHARING
                             RETIREMENT INCOME PLAN
                            (Full Title of the Plan)

                              ------------------

                                 Gail S. Berney

                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000

                                 with a copy to:

                             A. Richard Susko, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006
                                 (212) 225-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)


                              ------------------

                         CALCULATION OF REGISTRATION FEE

 Title of each class of
 securities to          Amount to be    Proposed   Proposed maximum   Amount of
 be registered          registered (1)   maximum       aggregate    registration
                                         offering    offering price    fee
                                         price per         (2)
                                         share (2)

The Goldman Sachs        2,000,000      $101.9375    $203,875,000      $53,823
Group, Inc. Common
Stock, par value $.01
per share


(1) Consists of shares of common stock of The Goldman Sachs Group, Inc. (the "Shares") to be made available pursuant to the Goldman Sachs Employees' Profit Sharing Retirement Income Plan (the "Plan"). This Registration Statement also registers such indeterminable number of additional Shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the Shares. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Estimated solely for purposes of calculation of the registration fee, in accordance with Rule 457(h) of the Securities Act. Such estimate is based upon the average of the high and low sales prices of the shares of common stock of The Goldman Sachs Group, Inc. on July 19, 2000, as reported on the New York Stock Exchange Composite Tape.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (i) The Corporation's Annual Report on Form 10-K for the fiscal year ended November 26, 1999, filed with the Commission on February 14, 2000;

         (ii) The Corporation's Quarterly Reports on Form 10-Q for the quarterly period ended February 25, 2000, filed with the Commission on April 7, 2000, and for the quarterly period ended May 26, 2000, filed with the Commission on July 5, 2000;

         (iii) The Corporation's Current Reports on Form 8-K, filed with the Commission on March 21, 2000, May 4, 2000, May 10, 2000, May 12, 2000 (8-K/A),
June 20, 2000 and July 18, 2000;

         (iv) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

         (v) The description of the Shares contained in the Corporation's Registration Statement on Form 8-A, dated April 27, 1999 (File No. 001-14965), of The Goldman Sachs Group, Inc., filed with the Commission pursuant to Section 12(b) of the Exchange Act.

         All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant's by-laws provides for indemnification by the Registrant of any person who is or was a director or officer (as such term is defined in the by-laws) of the Registrant, is or was a director or officer of any of its subsidiaries, is or was a member of the Shareholders' Committee (defined in the Shareholders' Agreement dated May 7, 1999 (the "Shareholders' Agreement"), which has been filed as Exhibit 10.26 to the Corporation's Annual Report on Form 10-K for the fiscal year ended November 26, 1999, filed with the Commission on February 14, 2000 and incorporated herein by reference pursuant to Item 3) acting pursuant to the Shareholders' Agreement or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant has entered into agreements with certain directors, officers and employees who have been asked to serve in specified capacities at subsidiaries and other entities.

         The Registrant entered into an agreement that provides indemnification to its directors and officers, the directors and certain officers of the former general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the Registrant's board of directors or the board of directors of the former general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the Registrant, The Goldman Sachs Group, L.P. or the former general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, the Registrant's Registration Statement on Form S-1 (File No. 333-74449), and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statement or the transactions contemplated by the plan of incorporation. This agreement is in addition to the Registrant's indemnification obligations under its by-laws.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.

         Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The Registrant hereby undertakes to submit the Goldman Sachs Employees' Profit Sharing Retirement Income Plan (the "Plan") and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner in order to obtain a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986 as amended, and to make any changes in the Plan required by the IRS in order to obtain such a determination letter.

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.           Description
-----------           -----------


4.1 Amended and Restated Certificate of Incorporation of The Goldman Sachs Group, Inc. (filed as Exhibit 3.2 to Amendment No. 2 (File No. 333-74449), filed with the Commission on April 30, 1999, relating to the Corporation's Form S-1 Registration Statement (File No. 333-74449), filed with the Commission on March 16, 1999, and incorporated herein by reference).

4.2 Amended and Restated By-laws of The Goldman Sachs Group, Inc. (filed as Exhibit 3.3 to Amendment No. 2 (File No. 333-74449), filed with the Commission on April 30, 1999, relating to the Corporation's Form S-1 Registration Statement (File No. 333-74449), filed with the Commission on March 16, 1999, and incorporated herein by reference).

4.3                   Goldman Sachs Employees' Profit Sharing
                      Retirement Income Plan.

5.1 Opinion of Cleary, Gottlieb, Steen & Hamilton as to the legality of the issuance of the common shares offered hereby.

15.1                  Letter of PricewaterhouseCoopers LLP,
                      Independent Accountants, regarding unaudited interim financial information.

23.1 Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 5.1).

23.2                  Consent of PricewaterhouseCoopers LLP,
                      Independent Accountants.

24.1                  Power of Attorney (included on signature page).

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of July, 2000.

                                       THE GOLDMAN SACHS GROUP, INC.


                                       By: /s/ Robert J. Katz
                                           -------------------------------
                                           Name:  Robert J. Katz
                                           Title: Executive Vice President,
                                                  General Counsel and Secretary
                                                  to the Board of Directors



         Pursuant to the requirements of the Securities Act of 1933, the trustees or other persons who administer the Plan in respect of the Plan has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of July, 2000.


                                       GOLDMAN SACHS EMPLOYEES' PROFIT
                                       SHARING RETIREMENT INCOME PLAN


                                       By: /s/ Robert D. Gottlieb
                                           -------------------------------
                                           Name:  Robert D. Gottlieb
                                           Title: Member of the
                                                  Administrative Committee


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Thain, Robert J. Katz, Gregory K. Palm, David A. Viniar and Esta E. Stecher and each of them severally, his or her true and lawful attorney-in-fact with full power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement, any and all amendments (including post-effective amendments) to this Registration Statement and any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated:

           Title                             Signature                     Date

Director, Chairman of the Board      /s/ Henry M. Paulson, Jr.          July 18, 2000
and Chief Executive Officer          -----------------------------    ----------------------
(Principal Executive Officer)         Henry M. Paulson, Jr.

                                     /s/ Robert J. Hurst                July 18, 2000
Director and Vice Chairman           -----------------------------    ----------------------
                                      Robert J. Hurst

                                     /s/ John A. Thain                  July 18, 2000
Director, President and Co-Chief     -----------------------------    ----------------------
Operating Officer                     John A. Thain

                                     /s/ John L. Thornton               July 18, 2000
Director, President and Co-Chief     -----------------------------    ----------------------
Operating Officer                     John L. Thornton

                                     /s/ Sir John Browne                July 18, 2000
Director                             -----------------------------    ----------------------
                                      Sir John Browne

                                     /s/ John H. Bryan                  July 18, 2000
Director                             -----------------------------    ----------------------
                                      John H. Bryan

                                     /s/ James A. Johnson               July 18, 2000
Director                             -----------------------------    ----------------------
                                      James A. Johnson

                                     /s/ Ruth J. Simmons                July 18, 2000
Director                             -----------------------------    ----------------------
                                      Ruth J. Simmons

                                     /s/ John L. Weinberg               July 18, 2000
Director                             -----------------------------    ----------------------
                                      John L. Weinberg

                                     /s/ David A. Viniar                July 18, 2000
Chief Financial Officer              -----------------------------    ----------------------
(Principal Financial Officer)         David A. Viniar

                                     /s/ Sarah G. Smith                 July 18, 2000
Principal Accounting Officer         -----------------------------    ----------------------
                                      Sarah G. Smith


July 18, 2000


                                                    INDEX TO EXHIBITS

Exhibit No.      Description                                               Method of Filing               Sequentially
-----------      -----------                                               ----------------               ------------
                                                                                                          Numbered Page
                                                                                                          -------------
                                                                                                            Location
                                                                                                            --------

 4.1        Amended and Restated Certificate of           Filed as Exhibit 3.2 to Amendment No. 2              --
            Incorporation of The Goldman Sachs Group,     (File No. 333-74449), filed with the
            Inc.                                          Commission on April 30, 1999, relating
                                                          to the Corporation's Form S-1
                                                          Registration Statement (File No.
                                                          333-74449), filed with the Commission
                                                          on March 16, 1999, and incorporated
                                                          herein by reference

 4.2        Amended and Restated By-laws of The Goldman   Filed as Exhibit 3.3 to Amendment No. 2              --
            Sachs Group, Inc.                             (File No. 333-74449), filed with the
                                                          Commission on April 30, 1999, relating
                                                          to the Corporation's Form S-1
                                                          Registration Statement (File No.
                                                          333-74449), filed with the Commission
                                                          on March 16, 1999, and incorporated
                                                          herein by reference

 4.3        Goldman Sachs Employees' Profit Sharing                    Filed herewith                         11
            Retirement Income Plan.

 5.1        Opinion of Cleary, Gottlieb, Steen &                       Filed herewith                         102
            Hamilton as to the legality of the issuance
            of the common shares offered hereby.

15.1        Letter of PricewaterhouseCoopers LLP,                      Filed herewith                         103
            Independent Accountants, regarding
            unaudited interim financial information.

23.1        Consent of Cleary, Gottlieb, Steen &                  Included in Exhibit 5.1                     102
            Hamilton.

23.2        Consent of PricewaterhouseCoopers LLP,                     Filed herewith                         104
            Independent Accountants.

24.1        Power of Attorney (included on signature                   Filed herewith                           8
            page).